As filed with the Securities and Exchange Commission on March 30, 2004
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Ultra Clean Holdings, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	61-1430858
(State of other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

     150 Independence Drive
Menlo Park, California 94025
(650) 323-4100
(Address, including zip code, of registrant’s principal executive offices)

Ultra Clean Holdings, Inc. Amended and Restated Stock Incentive Plan
Ultra Clean Holdings, Inc. Employee Stock Purchase Plan
(Full Title of the Plan)

Incorporating Services Inc.
15 East North Street
Dover, Delaware 19901
(800) 346-4646
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:
Alan F. Denenberg, Esq.
Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, CA 94025
Telephone (650) 752-2000
Fax (650) 752-2111

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.001 per share, to be issued under	1,328,500	shares	$1.90	(2)	$2,530,500	$320
the Amended and Restated Stock Incentive Plan	1,788,927	shares	7.49	(3)	13,399,063	1,698
Common Stock, par value $0.001 per share, to be issued under	555,343	shares	6.37	(4)	3,535,591	448
the Employee Stock Purchase Plan

Total	3,672,770	shares			$19,465,154	$2,466

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the plans by reason of any stock dividend, stock split, or other similar transaction.
(2) Calculated in accordance with Rule 457(h) based on a weighted average exercise price per share at which the outstanding options may be exercised.
(3) Estimated in accordance with Rule 457(a) and (h) solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Registrant’s Common Stock on March 25, 2004, as reported by the Nasdaq National Market.
(4) Estimated in accordance with Rule 457(a) and (h) solely for the purpose of calculating the registration fee, based on 85% of the average of the high and low prices of the Registrant’s Common Stock on March 25, 2004, as reported by the Nasdaq National Market. Pursuant to the Employee Stock Purchase Plan, the purchase price of a share of Common Stock shall mean an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Offering Date or the Exercise Date, whichever is lower.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3: Incorporation of Documents by Reference.

     The following documents and information heretofore filed with the Securities and Exchange Commission are hereby incorporated by reference:

     (a)    The Registrant’s Registration Statement on Form S-1 (Registration No. 333-111904), as amended, filed under the Securities Act, including the Prospectus dated March 24, 2004, as filed by the Registrant pursuant to Rule 424 on March 25, 2004.

     (b)    The description of the Registrant’s common stock contained in its Registration Statement on Form 8-A, filed on March 23, 2004, pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4: Description of Securities.

      Not Applicable.

Item 5: Interests of Named Experts and Counsel.

      Not Applicable.

Item 6. Indemnification of Directors and Officers.

      Delaware General Corporation Law

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to Ultra Clean Holdings, Inc. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.

      Amended and Restated Certificate of Incorporation and Bylaws

     Article 8 of Ultra Clean Holdings, Inc.’s amended and restated certificate of incorporation provides that a director of Ultra Clean Holdings, Inc. shall not be liable to Ultra Clean Holdings, Inc. or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law. In addition, Article 8 of Ultra Clean Holdings, Inc.’s amended and restated certificate of incorporation provides that each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director of Ultra Clean Holdings, Inc. or is or was serving at the request of Ultra Clean Holdings, Inc. as a director of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by Ultra Clean Holdings, Inc. to the fullest extent permitted by Delaware law. The right to indemnification conferred in Article 8 also includes the right to be paid by Ultra Clean Holdings, Inc. the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware law.

     Article 8 of Ultra Clean Holdings, Inc.’s amended and restated certificate of incorporation provides that Ultra Clean Holdings, Inc. may, by action of its board of directors, provide indemnification to such of the officers, employees and agents of Ultra Clean Holdings, Inc. to such extent and to such effect as its board of directors shall determine to be appropriate and authorized by Delaware law. Article 8 also provides that Ultra Clean Holdings, Inc. shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Ultra Clean Holdings, Inc. or is or was serving at the request of Ultra Clean Holdings, Inc. as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not Ultra Clean Holdings, Inc. would have the power to indemnify him against such liability under Delaware law.

      Indemnification Agreements and Directors’ and Officers’ Liability Insurance

     The Registrant has entered into indemnification agreements with its directors and officers. The indemnification agreements provide indemnification to such directors and officers under certain circumstances for acts or omissions which may not be covered by directors’ and officers’ liability insurance. The Registrant also intends to obtain directors’ and officers’ liability insurance, which insures against liabilities that its directors or officers may incur in such capacities.

      Registration Rights Agreement

     Section 2.04 of the Registration Rights Agreement dated as of December 2, 2002 between Ultra Clean Holdings, Inc. and FP-Ultra Clean, LLC, the Registrant’s majority shareholder (the “Registration Rights Agreement”), provides that Ultra Clean Holdings, Inc. will indemnify and hold harmless FP-Ultra Clean, LLC and certain other persons (together, the “Shareholders”) holding securities covered by a registration statement (“Registrable Securities”), its officers, directors, employees, partners and agents, and each person, if any, who controls such Shareholder within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended, from and against any and all losses, claims, damages, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (“Damages”) caused by or relating to any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if Ultra Clean Holdings, Inc. shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by or relating to any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such Damages are caused by or related to any such untrue statement or omission or alleged untrue statement or omission so made based upon information furnished in writing to Ultra Clean Holdings, Inc. by such Shareholder or on such Shareholder’s behalf expressly for use therein, provided that, with respect to any untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus, or in any prospectus, as the case may be, the indemnity agreement contained in this paragraph shall not apply to the extent that any Damages result from the fact that a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) was not sent or given to the person asserting any such Damages at or prior to the written confirmation of the sale of the Registrable Securities concerned to such person if it is determined that Ultra Clean Holdings, Inc. has provided such prospectus to such Shareholder and it was the responsibility of such Shareholder to provide such person with a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) and such current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) would have cured the defect giving rise to such Damages. Ultra Clean Holdings, Inc. also agreed to indemnify any underwriters of the Registrable Securities, their officers and directors and each person who controls such underwriters within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended, on substantially the same basis as that of the indemnification of the Shareholders as provided above.

Item 7: Exemption From Registration Claimed.

      Not Applicable.

Item 8: Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description

5.1	Opinion of Davis Polk & Wardwell
23.1	Consent of Deloitte & Touche LLP, independent auditors
23.2	Consent of Davis Polk & Wardwell (included in Exhibit 5.1)
24	Power of Attorney (included on signature page)
99.1	Ultra Clean Holdings, Inc. Amended and Restated Stock Incentive Plan
99.2	Ultra Clean Holdings, Inc. Employee Stock Purchase Plan *

* Incorporated by reference to Registrant’s Registration Statement on Form S-1, as amended (Registration Statement 333-111904), originally filed with the Securities and Exchange Commission on January 14, 2004.

Item 9: Undertakings.

(a) The undersigned Registrant hereby undertakes:

            (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

            (2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under “Item 6 -- Indemnification of Directors and Officers” above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, Ultra Clean Holdings, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on March 30, 2004.

ULTRA CLEAN HOLDINGS, INC.

By: /s/ Clarence L. Granger
Name:	Clarence L. Granger
Title:	Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Clarence L. Granger and Kevin L. Griffin, and each of them, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Clarence L. Granger	Chief Executive Officer and Director	March 30, 2004

Clarence L. Granger

/s/ Kevin L. Griffin	Chief Financial Officer	March 30, 2004
(Principal Accounting Officer)
Kevin L. Griffin

/s/ Brian R. Bachman	Director	March 30, 2004

Brian R. Bachman

/s/ Susan H. Billat	Director	March 30, 2004

Susan H. Billat

/s/ Dipanjan Deb	Director	March 30, 2004

Dipanjan Deb

/s/ Kevin C. Eichler	Director	March 30, 2004

Kevin C. Eichler

/s/ David ibnAle	Director	March 30, 2004

David ibnAle

Director

Thomas M. Rohrs

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Davis Polk & Wardwell
23.1	Consent of Deloitte & Touche LLP, independent auditors
23.2	Consent of Davis Polk & Wardwell (including in Exhibit 5.1)
24	Power of Attorney (included on signature page)
99.1	Ultra Clean Holdings, Inc. Amended and Restated Stock Incentive Plan
99.2	Ultra Clean Holdings, Inc. Employee Stock Purchase Plan *

* Incorporated by reference to Registrant’s Registration Statement on Form S-1, as amended (Registration Statement 333-111904), originally filed with the Securities and Exchange Commission on January 14, 2004.